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                                                                       EXHIBIT 5



                                            March 16, 1994



    ADVO, Inc.
    One Univac Lane
    Windsor, CT 06095-2668

    Gentlemen:

       We have acted as your special counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1993, as amended, as filed by ADVO, Inc. (the "Company") with the Securities and Exchange Commission, relating to an additional 550,000 shares of common stock, $.01 par value, of the Company (the "Shares"), to be issued upon exercise of options granted under the Company's 1988 Non-qualified Stock Option Plan, as amended (the "1988 Plan") and the 1993 Stock Option Subplan (the "Subplan").

       We have examined the 1988 Plan and Subplan, the minutes of the corporate proceedings of the Board of Directors of the Company and such other documents as we have deemed necessary or advisable for the purposes of our opinion below.

       Based upon the foregoing, we are of the opinion that the Shares to be issued under the 1988 Plan and Subplan will, when so issued upon receipt of the consideration specified in the 1988 Plan and Subplan, be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares available for such issuance).

       We consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
    Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,



                                            DAY, BERRY & HOWARD